NATIONSBANK ISSUES $500 MILLION OF CAPITAL SECURITIES

FOR IMMEDIATE RELEASE

April 15, 1997 - NationsBank Corporation announced an agreement today for the underwritten public offering of $500 million in capital securities.

The issue completes a shelf registration for preferred securities previously declared effective by the Securities and Exchange Commission. The annual distribution rate of 8.25 percent will be paid semiannually on April 15 and October 15 of each year. The offering will be sold through underwriters led by NationsBanc Capital Markets, Inc., Bear, Stearns & Co. Inc., Lehman Brothers, Merrill Lynch & Co. and Morgan Stanley & Co. Inc. Closing is scheduled for April 22.

Proceeds from the transaction will be used for general corporate purposes.

NationsBank has primary retail and commercial banking operations in 16 states and the District of Columbia. At March 31, 1997, the banking company had total assets of $239 billion.

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